Exhibit 99.4

AI STRATEGY INC.

(Company)

CONSENT TO ACT AS INDEPENDENT DIRECTOR OF THE COMPANY

To:	AI Strategy Inc.

My signature below represents my consent to act as an Independent Director of AI Strategy Inc. (the “Company”) subject to, and with the benefit of the provisions of, its memorandum and articles of association, as amended from time to time.

I certify that I have attained the age of 18 years.

I am not disqualified by the memorandum and articles of association of the Company or any applicable law from acting as a director of the Company.

Full Name:	Ichi Shih

Address:	c/o AI Strategy Inc.

8 The Green STE A

Dover, DE 19901

Very sincerely,

/s/ Ichi Shih	March 25, 2026
Ichi Shih	Date